                                                                       Exhibit 1


              LAIDLAW ANNOUNCES THIRD QUARTER FISCAL 2003 RESULTS:
                             TO HOST CONFERENCE CALL


Naperville, IL, July 9, 2003

Laidlaw International, Inc. (TSX:BUS) today reported results for the third quarter ended May 31, 2003. For the quarter, consolidated revenue of $1,202.8 million resulted in a net income of $62.2 million compared to revenue of $1,187.3 million and net income of $42.8 million in the same period last year.

Laidlaw had previously announced that it had completed its reorganization process and exited from Chapter 11 on June 23, 2003.

"Our school bus and healthcare operations continued to show revenue growth," said Kevin Benson, President & Chief Executive Officer. "With our exit from Chapter 11 finally completed, we are now focused on continuing this growth and improving profitability while addressing the adverse economic conditions and other issues impacting our Greyhound operations."

Consolidated revenue for the quarter improved by 1.3% to $1,202.8 million from the $1,187.3 million recorded in the comparable period last year. Education Services, Healthcare Transportation and Emergency Management all recorded increases in the quarter, offsetting declines in Greyhound and Public Transit.

Net income for the quarter was $62.2 million, an improvement of $19.4 million or 45.3% over the $42.8 million recorded for the same period in 2002. This increase was primarily due to reduced goodwill amortization following the Company's adoption of new accounting guidelines regarding goodwill in the first quarter of this year.

Net cash provided by operating activities in the quarter was $199.7 million compared with $141.4 million in the same period last year, largely due to reductions in working capital.

In measuring its performance, the Company regards earnings before interest, income taxes, depreciation, amortization, other income, other financing related expenses and cumulative effect of change in accounting principle ("EBITDA") as useful information regarding the Company's ability to service or incur debt. EBITDA for the quarter was $150.9 million, 6.7% below the $161.7 million recorded in the comparable period last year. This decline in EBITDA largely reflects the difficult operating conditions faced by Greyhound Lines. Total EBITDA for all the other companies in Laidlaw's portfolio, including Greyhound Canada, increased by 3.5% to $152.9 million from the $147.7 million recorded last year. The improvement reflects revenue growth and generally good cost control, together with relatively stable insurance costs.

"The healthcare companies showed improvements in revenue, as their success in improving unit revenues has more than offset declines in the overall number of transports," continued Benson. "Our school bus operations also performed well despite competitive pressures. With the school year now largely complete, we are confident that this group will comfortably achieve its forecast results. The one disappointment is in the Greyhound group, which is substantially below last year. We have made recent changes to the management team at Greyhound and we will be working closely with them to improve the company's operating performance."


FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release that are not historical facts, including statements regarding potential sources of revenue, the expected impact of accident claims reserves on the Company's results of operations, and initiatives at the Company's Greyhound business, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks, uncertainties and assumptions that include, but are not limited to; the successful completion of the registration of the common stock of the Company with the U.S. Securities and Exchange Commission, particularly in the light of the scope limitation that is contained in the audit report for the financial statements, and, upon registration of such shares with the SEC, obtaining approval for the listing of these shares on the New York Stock Exchange; actual experience regarding accident claims; the Company's ability to realize revenue from potential new sources; the Company's ability to implement initiatives designed to increase operating efficiencies and improve results; general economic conditions; and other factors detailed from time to time in the Company's filings with the SEC. Should one or more of these risks or uncertainties materialize, actual outcomes may vary materially from those indicated.

Laidlaw International, Inc. is a holding company for North America's largest providers of school and inter-city bus transport, public transit, patient transportation and emergency department management services.

Laidlaw will host an investor/analyst call at 8:30 a.m. EDT on Thursday, July 10, 2003.

                           Laidlaw International, Inc.
                           Third Quarter Earnings Call
                           416-695-6120
                           1-800-446-4472
                           Reservation Number T434745L


                                      -30-


Contact: Douglas A. Carty, Senior Vice President & Chief Financial Officer Laidlaw International, Inc.
            (630) 848-3018
            www.laidlaw.com

                           LAIDLAW INTERNATIONAL, INC.
                   (DEBTOR-IN-POSSESSION AS OF JUNE 28, 2001)
                           CONSOLIDATED BALANCE SHEETS
                              (U.S. $ IN MILLIONS)

                                                                                MAY 31,       August 31,
                                                                                 2003            2002
                                                                              ----------      ----------
                                                                              (UNAUDITED)
ASSETS

CURRENT ASSETS
Cash and cash equivalents                                                     $    390.3      $    343.5
Restricted cash and cash equivalents                                                44.7            75.8
Short-term deposits and marketable securities                                       31.7            16.1
Trade accounts receivable                                                          630.6           490.4
Other receivables                                                                   49.9            54.9
Income taxes recoverable                                                            27.4            29.2
Parts and supplies                                                                  53.1            50.4
Other current assets                                                                63.7            56.3
                                                                              ----------      ----------
TOTAL CURRENT ASSETS                                                             1,291.4         1,116.6
                                                                              ----------      ----------

LONG-TERM INVESTMENTS                                                              469.0           417.9
                                                                              ----------      ----------

PROPERTY AND EQUIPMENT
Land                                                                               164.4           162.2
Buildings                                                                          294.7           284.3
Vehicles                                                                         2,282.8         2,128.3
Other                                                                              402.1           417.2
                                                                              ----------      ----------
                                                                                 3,144.0         2,992.0
   Less:  Accumulated depreciation                                               1,442.2         1,314.3
                                                                              ----------      ----------
                                                                                 1,701.8         1,677.7
                                                                              ----------      ----------

OTHER ASSETS
Goodwill (net of accumulated amortization and impairments of
   $2,972.1; August 31, 2002 - $776.0)                                             781.9         2,976.8
Pension asset                                                                       16.8            10.8
Deferred charges and other assets                                                   20.0            12.0
                                                                              ----------      ----------
                                                                                   818.7         2,999.6
                                                                              ----------      ----------

TOTAL ASSETS                                                                  $  4,280.9      $  6,211.8
                                                                              ==========      ==========

                           LAIDLAW INTERNATIONAL, INC.
                   (DEBTOR-IN-POSSESSION AS OF JUNE 28, 2001)
                           CONSOLIDATED BALANCE SHEETS
                              (U.S. $ IN MILLIONS)

                                                                 MAY 31,        August 31,
                                                                  2003             2002
                                                               ----------       ----------
                                                               (UNAUDITED)
LIABILITIES

LIABILITIES NOT SUBJECT TO COMPROMISE
   CURRENT LIABILITIES
   Accounts payable                                            $    107.5       $    109.7
   Accrued liabilities                                              524.9            504.1
   Current portion of long-term debt                                 17.7             20.3
                                                               ----------       ----------

   TOTAL CURRENT LIABILITIES                                        650.1            634.1

   LONG-TERM DEBT                                                   240.6            204.4

   OTHER LONG-TERM LIABILITIES                                      666.0            442.1

LIABILITIES SUBJECT TO COMPROMISE                                 3,977.1          3,977.1
                                                               ----------       ----------

TOTAL LIABILITIES                                                 5,533.8          5,257.7
                                                               ----------       ----------

SHAREHOLDERS' EQUITY (DEFICIENCY)
Preference Shares                                                     7.9              7.9
Common Shares; issued and outstanding
   325,927,870 (August 31, 2002 - 325,927,870)                    2,222.6          2,222.6
Accumulated other comprehensive loss                               (379.7)          (258.7)
Deficit                                                          (3,103.7)        (1,017.7)
                                                               ----------       ----------
TOTAL SHAREHOLDERS' EQUITY (DEFICIENCY)                          (1,252.9)           954.1
                                                               ----------       ----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)        $  4,280.9       $  6,211.8
                                                               ==========       ==========

                           LAIDLAW INTERNATIONAL, INC.
                   (DEBTOR-IN-POSSESSION AS OF JUNE 28, 2001)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (U.S. $ IN MILLIONS EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                                   THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                                         MAY 31,                             MAY 31,
                                                               ---------------------------         ---------------------------
                                                                  2003              2002              2003              2002
                                                               ---------         ---------         ---------         ---------
REVENUE
Education services                                             $   457.9         $   451.0         $ 1,314.8         $ 1,299.4
Public transit services                                             72.8              81.0             212.1             233.9
Greyhound                                                          291.4             297.5             847.5             863.2
Healthcare transportation services                                 259.8             251.1             759.3             737.3
Emergency management services                                      120.9             106.7             352.0             320.9
                                                               ---------         ---------         ---------         ---------
TOTAL REVENUE                                                    1,202.8           1,187.3           3,485.7           3,454.7

Operating expenses                                                 929.8             909.7           2,742.8           2,680.4
Selling, general and administrative expenses                       122.1             115.9             350.1             337.7
Depreciation expense                                                76.8              76.9             228.4             225.5
Amortization expense                                                 0.4              22.7               0.9              68.2
                                                               ---------         ---------         ---------         ---------
INCOME FROM OPERATING SEGMENTS                                      73.7              62.1             163.5             142.9

Interest expense                                                    (6.6)             (6.6)            (19.6)            (21.5)
Other financing related expenses                                    (3.9)            (13.1)            (35.0)            (42.6)
Other income                                                         0.5               1.9              15.0               9.0
                                                               ---------         ---------         ---------         ---------
INCOME BEFORE INCOME TAXES                                          63.7              44.3             123.9              87.8
Income tax expense                                                  (1.5)             (1.5)             (4.5)             (4.7)
                                                               ---------         ---------         ---------         ---------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
   PRINCIPLE                                                        62.2              42.8             119.4              83.1
Cumulative effect of change in accounting
   principle                                                           -                 -          (2,205.4)                -
                                                               ---------         ---------         ---------         ---------

NET INCOME (LOSS)                                              $    62.2         $    42.8         ($2,086.0)        $    83.1
                                                               =========         =========         =========         =========



BASIC EARNINGS (LOSS) PER SHARE
Income before cumulative effect of change in accounting
   principle                                                   $    0.19         $    0.13         $    0.37         $    0.25
Cumulative effect of change in accounting principle                    -                 -             (6.77)                -
                                                               ---------         ---------         ---------         ---------
Net income (loss)                                              $    0.19         $    0.13         ($   6.40)        $    0.25
                                                               =========         =========         =========         =========

DILUTED EARNINGS (LOSS) PER SHARE
Income before cumulative effect of change in accounting
   principle                                                   $    0.19         $    0.13         $    0.37         $    0.25
Cumulative effect of change in accounting principle                    -                 -             (6.77)                -
                                                               ---------         ---------         ---------         ---------
Net income (loss)                                              $    0.19         $    0.13         ($   6.40)        $    0.25
                                                               =========         =========         =========         =========

                           LAIDLAW INTERNATIONAL, INC.
                   (DEBTOR-IN-POSSESSION AS OF JUNE 28, 2001)
                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                              (U.S. $ IN MILLIONS)
                                   (UNAUDITED)

                                                                 THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                       MAY 31,                        MAY 31,
                                                              -----------------------        -------------------------
                                                                2003           2002            2003             2002
                                                              --------       --------        --------         --------

NET INCOME (LOSS)                                             $   62.2       $   42.8        ($2,086.0)       $   83.1

Unrealized gains (losses) on securities net of
   reclassification adjustments for losses included in
   net income (net of NIL taxes)                                   5.7           (4.4)            9.2              2.1

Foreign currency translation adjustments
   arising during the period (net of NIL taxes)                   29.7           17.8            46.2              4.9

Minimum pension liability adjustments
   (net of NIL taxes)                                                -              -          (176.4)           (72.8)

                                                              --------       --------        --------         --------
COMPREHENSIVE INCOME (LOSS)                                   $   97.6       $   56.2        ($2,207.0)       $   17.3
                                                              ========       ========        ========         ========

                           LAIDLAW INTERNATIONAL, INC.
                   (DEBTOR-IN-POSSESSION AS OF JUNE 28, 2001)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (U.S. $ IN MILLIONS)
                                   (UNAUDITED)

                                                                      THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                            MAY 31,                         MAY 31,
                                                                   ------------------------        -------------------------
                                                                     2003            2002            2003             2002
                                                                   --------        --------        --------         --------
OPERATING ACTIVITIES
Net income (loss) for the period                                   $   62.2        $   42.8        ($2,086.0)       $   83.1
Items not affecting cash:
  Depreciation and amortization                                        77.2            99.6           229.3            293.7
  Other financing related expenses                                      3.9            13.1            35.0             42.6
  Cumulative effect of change in accounting principle                     -               -         2,205.4                -
  Other items                                                          (1.1)           (1.9)           (8.1)           (10.8)
Increase (decrease) in claims liability and
  professional liability insurance accruals                             7.4            11.9            56.1             (4.9)
Decrease in accrued interest                                           (4.4)           (4.4)           (4.3)            (4.9)
Cash provided by (used in financing)
  other working capital items                                          24.9            (7.8)         (141.1)          (102.6)
Cash portion of other financing related expenses                       (4.3)           (4.5)          (23.4)           (23.2)
Decrease (increase) in restricted cash and cash equivalents
                                                                       33.9            (7.4)            0.9            (21.3)
                                                                   --------        --------        --------         --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                          $  199.7        $  141.4        $  263.8         $  251.7
                                                                   --------        --------        --------         --------

INVESTING ACTIVITIES
Purchase of property, equipment and other assets,
  net of proceeds from sale                                        ($ 104.2)       ($  75.6)       ($ 208.7)        ($ 153.7)
Expended on acquisitions                                               (1.4)           (1.4)           (4.6)            (1.9)
Net increase in investments                                            (3.0)          (10.2)          (37.3)           (19.4)
Proceeds from sale of assets                                              -               -               -              4.2
                                                                   --------        --------        --------         --------
NET CASH USED IN INVESTING ACTIVITIES                              ($ 108.6)       ($  87.2)       ($ 250.6)        ($ 170.8)
                                                                   --------        --------        --------         --------

FINANCING ACTIVITIES
Net increase (decrease) in long-term debt
  and other long-term liabilities                                  $   18.6        ($  15.7)       $   33.6         ($  29.6)
                                                                   --------        --------        --------         --------

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                $   18.6        ($  15.7)       $   33.6         ($  29.6)
                                                                   --------        --------        --------         --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                          $  109.7        $   38.5        $   46.8         $   51.3

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD*                      280.6           294.0           343.5            281.2
                                                                   --------        --------        --------         --------

CASH AND CASH EQUIVALENTS - END OF PERIOD*                         $  390.3        $  332.5        $  390.3         $  332.5
                                                                   ========        ========        ========         ========


*These amounts represent the unrestricted cash and cash equivalents of the Company.

                           LAIDLAW INTERNATIONAL, INC.
                   (DEBTOR-IN-POSSESSION AS OF JUNE 28, 2001)
                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                              (U.S. $ IN MILLIONS)
                                   (UNAUDITED)

                                                    THREE MONTHS ENDED              NINE MONTHS ENDED
                                                          MAY 31,                         MAY 31,
                                                 -----------------------         -----------------------
                                                   2003            2002            2003            2002
                                                 -------         -------         -------         -------
EBITDA, as reported                              $ 150.9         $ 161.7         $ 392.8         $ 436.6
Cash paid for interest                             (11.7)          (11.6)          (25.0)          (28.1)
Cash paid for other financing related
   expenses                                          0.4            (8.6)          (11.6)          (19.4)
Other income (loss)                                  0.5             1.9            15.0             9.0
Cash received (paid) for income taxes                6.0             2.4             4.4             8.4
Increase (decrease) in claims
   liability and professional liability
   insurance accruals                                7.4            11.9            56.1            (4.9)
Cash provided by (used in
   financing) other working capital items           24.9            (7.8)         (141.1)         (102.6)
Decrease (increase) in restricted
   cash and cash equivalents                        33.9            (7.4)            0.9           (21.3)
Other                                              (12.6)           (1.1)          (27.7)          (26.0)
                                                 -------         -------         -------         -------
Net cash provided by operating activities        $ 199.7         $ 141.4         $ 263.8         $ 251.7
                                                 =======         =======         =======         =======


EBITDA, a non-GAAP financial measure, represents earnings before interest, income taxes, depreciation, amortization, other income, other financing related expenses and cumulative effect of change in accounting principle.

EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding its ability to service or incur debt.

                           LAIDLAW INTERNATIONAL, INC.
                              OPERATING HIGHLIGHTS
                               (U.S. IN $MILLIONS)
                                   (UNAUDITED)

                                                THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                      MAY 31,                             MAY 31,
                                            --------------------------          --------------------------
                                              2003              2002              2003              2002
                                            --------          --------          --------          --------

REVENUE
  Education Services                        $  457.9          $  451.0          $1,314.8          $1,299.4
  Public Transit Services                       72.8              81.0             212.1             233.9
  Greyhound                                    291.4             297.5             847.5             863.2
  Healthcare Transportation Services           259.8             251.1             759.3             737.3
  Emergency Management Services                120.9             106.7             352.0             320.9
                                            --------          --------          --------          --------
  Consolidated                              $1,202.8          $1,187.3          $3,485.7          $3,454.7
                                            ========          ========          ========          ========

INCOME FROM OPERATIONS BEFORE
  DEPRECIATION AND AMORTIZATION
  Education Services                        $  116.1          $  116.0          $  302.0          $  321.8
  Public Transit Services                        5.6               2.7               7.3               4.0
  Greyhound                                      3.4              14.5               5.8              32.8
  Healthcare Transportation Services            18.6              22.8              55.8              57.9
  Emergency Management Services                  7.2               5.7              21.9              20.1
                                            --------          --------          --------          --------
  Consolidated                              $  150.9          $  161.7          $  392.8          $  436.6
                                            ========          ========          ========          ========

OPERATING MARGINS BEFORE
  DEPRECIATION AND AMORTIZATION
  Education Services                            25.4%             25.7%             23.0%             24.8%
  Public Transit Services                        7.7%              3.3%              3.4%              1.7%
  Greyhound                                      1.2%              4.9%              0.7%              3.8%
  Healthcare Transportation Services             7.2%              9.1%              7.3%              7.9%
  Emergency Management Services                  6.0%              5.3%              6.2%              6.3%
  Consolidated                                  12.5%             13.6%             11.3%             12.6%

INCOME (LOSS) FROM OPERATIONS
  Education Services                        $   68.3          $   64.3          $  160.1          $  168.1
  Public Transit Services                        3.0              (1.3)             (0.6)             (8.1)
  Greyhound                                    (12.2)             (3.6)            (39.9)            (19.8)
  Healthcare Transportation Services             8.5               2.3              25.5              (1.4)
  Emergency Management Services                  6.1               0.4              18.4               4.1
                                            --------          --------          --------          --------
  Consolidated                              $   73.7          $   62.1          $  163.5          $  142.9
                                            ========          ========          ========          ========

OPERATING MARGINS
  Education Services                            14.9%             14.3%             12.2%             12.9%
  Public Transit Services                        4.1%             -1.6%             -0.3%             -3.5%
  Greyhound                                     -4.2%             -1.2%             -4.7%             -2.3%
  Healthcare Transportation Services             3.3%              0.9%              3.4%             -0.2%
  Emergency Management Services                  5.0%              0.4%              5.2%              1.3%
  Consolidated                                   6.1%              5.2%              4.7%              4.1%